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[LOGO]                            Letters patent
                                                                  NO.
Commonwealth                    Patents Act of 1990               707588
of Australia


                                 STANDARD PATENT


I, Vivienne Joyce Thom, Commissioner of Patents, grant a Standard Patent with the following particulars:

Name and Address of Patentee:
CNF Technologies, Inc., 7722 East Gray Road, Scottsdale, Arizona 85260, United States Of America

Names of Actual Inventors: Paul Charles and Walter C Peschke

Title of Invention: System and method for expansion of a computer

Application Number: 53059/96

Term of Letters Patent: Twenty years commencing on 7 March 1998

Priority Details:

Number             Date                      Filed With
08/399728          7 March 1995              UNITED STATES OF AMERICA






                                       Dated this 28 day of October 1999



                                                  /s/ V.J. Thom
                                        --------------------------------
                                                    V.J. THOM
[LOGO]                                      COMMISSIONER OF PATENTS



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Your Ref: T2844 - Australia                               Our Ref: 74660


                           PATENT REGISTRATION DETAILS
                           ---------------------------


     COUNTRY:               Australia

     TITLE:                 SYSTEM AND METHOD FOR EXPANSION OF A COMPUTER

     PATENT NO:             707588

     PATENTEE:              CNF Technologies, Inc.

     APPLICATION DATE:      7 March 1996

     PRIORITY DETAILS:      United States Of America (US) 08/399728 07 MAR 1995

     PATENT ISSUE DATE:     28 October 1999

     PATENT EXPIRY DATE:    7 March 2016

     RENEWALS DUE FROM:     7 March 2001

This patent results from Application No 53059/96 which was filed with a Complete Specification on 7 March 1996. It claims a convention priority date of 7 March 1995.

The term of this patent is 20 years from the date of application.

Please note that the Publication Date on the attached Patent Abridgement may differ from the International Publication Date on the PCT Pamphlet. The Publication Date is the date the PCT Pamphlet was made open to public inspection by the Australian Patent Office. The Publication Journal Date is the date of advertisement in the Australian Official Journal of Patents that the PCT Pamphlet has been made open to public inspection.

Australia has statutory provisions whereby third parties may apply for a compulsory licence if the reasonable requirements of the public in relation to the invention have not been met within three years from patent grant. Third parties may also seek revocation of the patent if the public's requirements are still not met within two years of the grant of a compulsory licence. In practice, however, these provisions are generally regarded as ineffectual as no compulsory licences have been granted and no patents revoked on these grounds.

Should you require further information about this subject, please do not hesitate to contact us.

In order to keep the patent in force it will be necessary to pay annual renewal fees from the date shown above. If this date has already passed. or is in the near future, you should have received a reminder from CPA.

It is our practice to send details of all our cases to Computer Patent Annuities
(CPA) who are thereafter entrusted with the task of paying renewal fees. CPA sends renewal reminder notices for all the cases on its database and attends to renewals upon their receipt of your instructions. Please do not hesitate to contact us should any matter arise with which we could assist you in your dealings with CPA.